EXHIBIT 99.2
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                               News Release

                                 LANDAUER

                           For Immediate Release

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              LANDAUER, INC. INCREASES REGULAR CASH DIVIDEND
                    AND DECLARES FIRST QUARTER PAYMENT



For Further Information Contact:    James M. O'Connell
                                    Vice President, Treasurer & CFO


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GLENWOOD, ILLINOIS, NOVEMBER 28, 2005 ... LANDAUER, INC. (NYSE: LDR)
announced today that its Board of Directors increased the regular quarterly cash dividend by 6% to $0.45 per share for the first quarter of fiscal 2006. This increase represents an annual rate of $1.80 per share compared with $1.70 last year. The dividend will be paid on January 6, 2006 to shareholders of record on December 16, 2005.



Landauer is the leading provider of analytical services to determine occupational and environmental radiation exposure. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings.




















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         Landauer, Inc.   2 Science Road   Glenwood, IL 60425-1586
        Phone 708.755.7000   Fax 708.755.7011   www.landauerinc.com